                                                                   EXHIBIT 10.45

                            MANUFACTURING AGREEMENT

                 This Manufacturing Agreement is made as of March 3, 1997 by and among AccuMed International, Inc., a Delaware corporation ("AccuMed"), Difco Laboratories Incorporated, a Wisconsin corporation ("SPD"), and Difco Laboratories Incorporated, a Michigan corporation ("Difco Michigan") (SPD and Difco Michigan) are sometimes referred to herein individually and collectively as "Difco," as the context indicates).

                 WHEREAS, pursuant to the Asset Purchase Agreement between AccuMed and Difco Microbiology Systems, Inc. ("MSD") dated as of the date hereof (the "Asset Purchase Agreement"), AccuMed has acquired from MSD substantially all of the assets pertaining to the ESP Culture System II as set forth in the Asset Purchase Agreement (capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement unless the context requires otherwise);

                 WHEREAS, the execution and delivery of this Agreement by the parties hereto is an express condition precedent to AccuMed's obligations under the Asset Purchase Agreement and the parties are executing and delivering this Agreement in satisfaction of such condition precedent;

                 NOW, THEREFORE, based on the covenants and agreements set forth herein and for other good and valuable consideration, the receipt, value and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                 Section 1.       DEFINITIONS AND USAGE

                          1.1     Definitions.  As used herein:

                          "Affiliate"  means, with respect to any Person, any
other Person directly or indirectly controlling, controlled by, or under common control with such Person.

                          "Annual Maximum Price Increase" means a maximum price
increase in each year during the term of this Agreement as to a Product equal to the percentage amount of the then applicable price (before the increase) equal to the percentage by which the Producer Price Index for the region in which Difco performs its primary manufacturing obligations hereunder with respect to such Product (the "PPI") increased in relation to the PPI published for the immediately preceding calendar year.

                          "Base Media" means Difco's proprietary formula for
the following products:

         Description

         Septicemia Aerobic Media - for use in ESP 80A and 40A bottles

         Septicemia Anaerobic Media - for use in ESP 80N and 40N bottles

         Middlebrook 7H9 Broth - for use in ESP Myco bottles

                          "Base Media Components" means the following
ingredients of DCM which are produced by processes that are proprietary to
Difco:

("Component A")           M-0122  Proteose Peptone  #3
("Component B")           M-0123  Tryptone
("Component C")           O-0127  Yeast Extract
("Component D")           O-0713  Middlebrook 7H9 Broth
("Component E")           O-0259  Casitone

                          "Bottle Disposable Products" means the following
products consisting of the bottle containing culture media, supplements or inhibitors (in each case, which on the date hereof are as described in and having the respective Functional Specifications set forth in Schedule 1 which are the respective functional specifications defined in the applicable 510(k) Notification):

80A              Aerobic bottles for blood and sterile body fluid testing
                 7101-44-1

80N              Anaerobic bottles for blood and sterile body fluid testing
                 7103-44-9

EZ Draw 40A      Aerobic direct draw for blood and sterile body fluid testing
                 7105-44-7

EZ Draw 40N      Anaerobic direct draw for blood and sterile body fluid testing
                 7107-44-5

ESP Myco For detection of Mycobacteria in respiratory, blood, stool, tissue, sterile fluids, urine and wound specimens
                 7111-42-0

ESP GS           Myco growth supplement                             7112-42-0

ESP Myco PVNA    Myco antibiotic inhibitor                          7113-42-0

                 "Confidential Information" means all material information relating to the Bottle Disposable Products, including Technical Information (but excluding any information relating to Base Media, DCM and/or the Base Media Components), whether in Difco's possession on the date hereof or subsequently transmitted in any manner by AccuMed to Difco, its employees or representatives pursuant to this Agreement that is marked, designated or described as confidential at the time of transmission (or thereafter if Difco will not be prejudiced by the delay).

                 "DCM" means the bill of materials and recipe to produce the following products which are required in Base Media:

         Component No.                     Description

         M - 6937                          Septicemia Aerobic Media - for use
                                           in ESP 80A and 40A bottles

         M - 6938                          Septicemia Anaerobic Media - for use
                                           in ESP 80N and 40N bottles

         0 - 0713                          Middlebrook 7H9 Broth - for use in
                                           ESP Myco bottles

                 "ESP Product Line" means the ESP Culture System II and predecessors comprised of disposables, software, and instruments for the growth and detection of microorganisms in blood cultures, sterile body fluids and Mycobacteria samples in instruments referenced by model Nos. 128, 256 and 384 utilizing ESP intellectual property which was acquired by AccuMed pursuant to the Asset Purchase Agreement.

                 "FDA" means the United States Food and Drug Administration.

                 "Functional Specifications" means, with respect to a specified Product, the applicable functional specifications therefor set forth on Schedule 1, as modified as provided herein.

                 "GMP" means the FDA's Good Manufacturing Practice regulations.

                 "Manufacturing Equipment" means that machinery and equipment transferred to AccuMed by MSD pursuant to the Asset Purchase Agreement and listed on Schedule 3.

                          "Person" means any natural person, partnership,
corporation, association, limited liability partnership, limited liability company, or other legal entity, and any government, political entity or other sovereign.

                          "Products" means Bottle Disposable Products, DCM and
Base Media Components, as the context relates and shall include the RISE and PZA antibiotic kits, new Myco inhibitors and new fungal additives currently in development by AccuMed provided that Difco and AccuMed shall first have entered into an amendment to this Agreement adding such products, setting the pricing therefor (which in the case of RISE and PZA antibiotic kits shall be in accordance with Schedule 5.7) and modifying the terms of this Agreement as appropriate, each of the Parties agrees to negotiate in good faith to enter into such amendment(s) upon the request of any Party.

                          "Technical Information" means (in each case whether
in electronic format or hard copy) all material know-how, trade secrets, patents, processes, drawings, specifications, test methods, QA/QC Procedure documents, bills of materials, bills of costs, and bills of supplies, GMP and FDA inspection documents relating to the design, assembly, test or operation of the Bottle Disposable Products in the possession of Difco on the date hereof or revealed by AccuMed to Difco pursuant to the terms of this Agreement (but excluding those pertaining to Base Media, DCM and Base Media Components).

                  "510(k) Notification" means a Pre-market Notification under
Section 510(k) of the Federal Food, Drug and Cosmetic Act).

                 1.2 References to a Person who is not a party hereto are also references to its permitted assigns and permitted successors in interest (by means of merger, consolidation or sale of all or substantially all the assets of such Person or otherwise, as the case may be), and references to a Person who is a party hereto are also references to its permitted assigns and permitted successors in interest as provided in Section 17.

                 1.3 References to a document are to it as amended, waived and otherwise modified as of the time in question and references to a statute or other governmental rule are to it as amended and otherwise modified as of the time in question (and references to any provision thereof shall include references to any successor provision in effect as of the time in question).

                 1.4 References to Sections or to Schedules or Exhibits are to sections hereof or schedules or exhibits hereto, unless the context otherwise requires.

                 1.5 The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

                 1.6 The term "including" and correlative terms shall be deemed to be followed by "without limitation" whether or not followed by such words or words of like import.

                 1.7 The term "hereof" and similar terms refer to this Agreement as a whole.

                 1.8 References to the "parties" are to the Difco and AccuMed, unless the context otherwise requires.

                 1.9 The date on which any notice or other writing is deemed given shall be determined pursuant to Section 16.

                 Section 2. GRANT OF RIGHTS TO MANUFACTURE BOTTLE DISPOSABLE PRODUCTS; LEASE OF MANUFACTURING EQUIPMENT

                          2.1      Subject to the terms, conditions and
restrictions set forth herein, AccuMed hereby grants to Difco a royalty-free non-exclusive license to use the Technical Information and Confidential Information solely to manufacture the Bottle Disposable Products for exclusive sale to AccuMed.

                          2.2      Nothing in this Agreement shall be construed
to grant Difco any right or license:

                          (i) With respect to any AccuMed product other than
the Bottle Disposable Products.

                          (ii) To manufacture any other product or device
incorporating the Technical Information and Confidential Information (or any portion thereof) except as otherwise agreed in writing by AccuMed.

                          (iii) To use, sell, lease or otherwise dispose of the
Bottle Disposable Products manufactured under this Agreement to any Person other than AccuMed.

                          (iv) To sublicense, assign or transfer its rights
under this Agreement except as provided in Section 17.

                          2.3  Difco agrees that it shall not use its rights
granted hereunder in any manner inconsistent with the provisions of this Agreement and shall only use such rights to the extent and in the manner required to perform its obligations hereunder.

                 Section 3.       OWNERSHIP AND USE OF MANUFACTURING

EQUIPMENT

                          3.1      The parties acknowledge that the
Manufacturing Equipment is the sole and exclusive property of AccuMed. The only interest Difco shall have in the Manufacturing Equipment is that of a lessee under this Agreement.

                          3.2     In exchange for Difco's agreement to
manufacture Products for AccuMed, AccuMed hereby leases to Difco, until the Manufacturing Equipment is returned to AccuMed pursuant hereto and at no cost to Difco (except as otherwise set forth herein), the right to use the Manufacturing Equipment for the non-exclusive purpose of manufacturing Bottle Disposable Products for AccuMed. After AccuMed's requirements for Bottle Disposable Products have been fulfilled, Difco shall be allowed to use the Manufacturing Equipment to manufacture other products only as follows: Difco shall be entitled to manufacture (i) Difco products other than Bottle Disposable Products for a Clinical Purpose (as defined in the License and Non-competition Agreement) for direct sale by it or to a third-party distributor and (ii) products (other than products which are competitive with Bottle Disposable Products for a Clinical Purpose) for sale pursuant to original equipment manufacturing agreements; Difco expressly acknowledges and agrees that it is prohibited from using the Manufacturing Equipment for any other purpose.

                          3.3     The parties do not intend this Agreement to
be a conditional sales agreement, chattel mortgage, or security agreement within the meaning of any statute requiring filing or recordation. Nevertheless, a financing statement or any document relating to this Agreement may be filed or recorded for any such purpose so as to give notice to any interested parties.

                          3.4      The Manufacturing Equipment currently is,
and shall remain in the possession of Difco until returned to AccuMed pursuant hereto. AccuMed shall be entitled to have (i) one full-time employee reasonably acceptable to Difco located during normal business hours and any and all extended hours of operation upon the premises at which the Manufacturing Equipment is located, and (ii) to have additional employees, agents and representatives (including its independent auditors) enter such premises of Difco upon reasonable notice and at reasonable times, to inspect and examine the Manufacturing Equipment to ensure Difco's compliance with its obligations under this Agreement. In each case, (i) the presence of such Persons on behalf of AccuMed shall not interfere with Difco's use of the Manufacturing Equipment or the operation of other Difco business on such premises, (ii) such Persons shall at all times comply with all dress, security and other policies (in each case, of which AccuMed has received notice) applicable to Difco personnel at such premises, (iii) AccuMed shall fully pay, indemnify and hold harmless Difco and its officers, directors, employees, agents, invitees, affiliates, successors or assigns (the "Difco Related Parties") from any losses, costs, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including compensatory, consequential, incidental, special, punitive and exemplary), expenses, or other charges (including reasonable attorney's fees) ("Losses") resulting from the presence of such Persons on such premises, and
(iv) prior to entering such premises, AccuMed shall have obtained from each such Person and delivered to Difco a confidentiality agreement substantially in the form of Exhibit A.

                          3.5  Difco shall notify AccuMed, as promptly as
practicable under the circumstances, of any accident connected with the operation or malfunctioning of the Manufacturing Equipment, and include in such notice the time, place, and nature of the accident, the damage caused to property (including but not limited to the Manufacturing Equipment), the names and addresses of persons injured and of witnesses, and such other information reasonably requested by AccuMed within the possession of Difco as may be pertinent to AccuMed's investigation of the accident. Difco shall also notify AccuMed in writing within five business days after it first acquires knowledge that any tax lien, attachment, or other judicial process shall attach to any unit of the Manufacturing Equipment. On written request by AccuMed, Difco shall give AccuMed written notice of the location of the Manufacturing Equipment.

                          3.6      Difco shall obtain and maintain all
licensing and registration of the Manufacturing Equipment that is required by law. AccuMed shall bear, pay and discharge when due, all license and registration fees. If by law any such registration or license fee is billed to Difco, AccuMed at its expense will do all things required to be done by Difco in connection with the licensing or registration procedure, including payment of any applicable fees.

                          3.7      AccuMed shall bear, pay and discharge when
due all assessments, personal property, sales and use taxes applied to the lease of Manufacturing Equipment hereunder, and other taxes (excluding only any tax on Difco's income or gross receipts) and governmental charges together with any penalties or interest applicable to them, now or later imposed by any state, federal or local governmental authority on the Manufacturing Equipment, whether they be payable by or assessed to AccuMed or Difco. Difco shall promptly forward to AccuMed any and all invoices, tax bills or other forms of notification received by Difco relating to such assessments, and taxes. If Difco is required to make or actually makes any such payments, AccuMed shall reimburse Difco within 15 business days following the date on which documented written demand therefor is deemed given to AccuMed.

                          3.8      Subject to Section 4.3, Difco shall
undertake or cause to be performed the ordinary and necessary repairs and maintenance to, and installation and operation of the Manufacturing Equipment according to Difco's customary practices as to its own equipment; AccuMed shall reimburse Difco for AccuMed's pro rata portion (based upon the relative volume of use of the Manufacturing Equipment to manufacture (x) Products for AccuMed and (y) products other than for AccuMed) of the costs related thereto within 15 business days following the date on which a reasonably documented request therefor is deemed given to AccuMed.

                          3.9      Difco shall not make any material
alterations, additions, or improvements to the Manufacturing Equipment, and without AccuMed's prior written consent Difco shall have no authority to incur expenses for these purposes for AccuMed's account. All alterations or improvements so approved shall become the property of AccuMed on expiration or earlier termination of this Agreement.

                          3.10    At the expense of AccuMed, Difco shall affix
to and maintain on the Manufacturing Equipment all labels and plates provided by AccuMed, or conspicuously mark the Manufacturing Equipment with such language as AccuMed may reasonably request, to the effect that the Manufacturing Equipment is owned by AccuMed and is subject to this Agreement.

                          3.11    Upon the expiration of Difco's obligation to
manufacture Bottle Disposable Products for AccuMed hereunder, Difco shall return the Manufacturing Equipment to AccuMed in generally the same condition as of the date hereof, reasonable wear and tear excepted. The Manufacturing Equipment shall be surrendered by Difco, at the sole cost and expense of AccuMed, by loading the Manufacturing Equipment on board any carrier selected by AccuMed and shipping it as directed by AccuMed, freight collect. At such time, Difco shall also deliver to AccuMed all reasonably available material documentation and records pertaining to (i) repair and maintenance of the Manufacturing Equipment, (ii) manufacturing costs of Bottle Disposable Products and (iii) suppliers of raw materials and components of Bottle Disposable Products. Difco shall be entitled to retain copies of such documentation only
(1) to the extent that it believes in good faith that it is legally required to retain copies or (2) if such documentation relates (or is useful to Difco) in connection with exercising its rights under the License and Non-competition Agreement. AccuMed hereby covenants to retain copies of such documentation for a reasonable time and to make such documentation available to Difco, at Difco's expense, should Difco reasonably require such documentation in connection with a threatened or pending Claim or investigation or other action of a Governmental Authority or otherwise and to give Difco at least 30 days' notice of AccuMed's intention to no longer retain copies thereof, in which case AccuMed shall deliver the same to Difco, at Difco's expense, if Difco shall so request within such 30-day period.

                 Section 4.       INSURANCE, LOSS, AND DAMAGE TO EQUIPMENT.

                          4.1     AccuMed, at its own expense, shall not later
than the date hereof procure and maintain physical damage insurance on the Manufacturing Equipment and bodily injury and property damage insurance in the amount that it deems commercially reasonable. AccuMed's obligation to maintain insurance pursuant to this Section 4.1 shall terminate when the Manufacturing Equipment is delivered to AccuMed pursuant hereto. All such insurance shall
(i) be in a form and with companies approved by Difco (such approval not to be unreasonably withheld), (ii) name AccuMed as owner of the Manufacturing Equipment and as loss payee under the physical damage coverage, and (iii) name Difco as additional insured under the bodily and property damage injury coverage. Each insurer shall agree, by endorsement on the policies it issues or by independent instrument furnished to Difco, that it will give Difco 30 days written notice before the policy in question shall be altered or canceled. Each such policy of insurance shall provide that if AccuMed should fail to maintain such insurance, Difco shall have the right, but shall not be obligated, to effect such insurance for the account of Difco. Any expense so incurred by Difco shall be payable by AccuMed to Difco within 15 business days following the date on which written demand therefor is deemed given to AccuMed by Difco. AccuMed shall furnish such evidence as Difco may reasonably require of the insurance, the terms and conditions of the policy or policies, and the expiration date.

                          4.2     The proceeds of any physical damage
insurance, obtained by AccuMed including fire, theft, extended coverage, vandalism, malicious mischief, collision, or any other insurance covering risks of loss to owners of interests in the Manufacturing Equipment shall be payable solely to AccuMed.

                          4.3      AccuMed assumes the entire risk of loss from
damage, theft or destruction of the Manufacturing Equipment, whether or not such damage, theft or destruction, shall relieve Difco or AccuMed of any obligation under this Agreement, except if such damage, theft or destruction is due to gross negligence on the part of Difco.

                          4.4      In the event of any loss from damage, theft
or destruction, AccuMed shall have the option to: (1) repair or restore the Manufacturing Equipment to good condition and working order; or (2) replace the Manufacturing Equipment with similar equipment in good repair, condition, and working order.

                 Section 5.       ORDERS; PRICING; CAPITAL EXPENDITURES;
QUALITY CONTROL

                          5.1      Purchase Order Forecasts.  During the term
of this Agreement, AccuMed shall purchase its requirements for (i) each of the Products other than Bottle Disposable Products from Difco Michigan, and Difco Michigan shall supply such requirements, and (ii) Bottle Disposable Products from SPD, and SPD shall supply such requirements, in each case pursuant to the further terms of this Agreement. Set forth on Schedule 5.1 is a forecast by calendar quarter of each of the Bottle Disposable Products required by AccuMed during the term of this Agreement. At least 90 days prior to the last day of each six-month forecast period, AccuMed shall provide Difco with an updated forecast for the six-month period beginning on the last day of the then current
six-month forecast period.   AccuMed shall be entitled to revise each
subsequent six-month forecast (via the forecast update provided) not more than once and not later than the 90th day of the then current six-month forecast period within a range from 5% fewer to up to 5% more of the amount of each Product as set forth in the original forecast for such six-month period. If AccuMed shall propose to Difco revisions to the forecasts outside of the parameters described in the immediately preceding sentence, such revisions shall not be binding upon Difco without its prior written consent, which consent shall not be unreasonably withheld.

                          5.2      Minimum Commitments.  AccuMed shall be
firmly committed to take and pay for the highest level of all forecasts (subject to adjustment as permitted by Section 5.1). AccuMed's obligation shall be to make such purchase on or prior to the last day of such applicable forecast period, there being no minimum amounts which AccuMed shall be required to purchase weekly, monthly or quarterly. Notwithstanding anything to the contrary contained herein, Difco shall not be obligated to supply Products in excess of the forecasts (as revised in accordance with Section 5.1) unless Difco shall subsequently agree in writing, which agreement shall not be unreasonably withheld.

                          5.3     Inventory.  Difco shall maintain a stock of
inventory of Products sufficient at all times to meet the forecasted demand for Products by AccuMed, all of which shall have cleared QC/QA Procedures (as defined below).

                          5.4     Purchase Orders; Shipments.  Shipping dates
shall be mutually agreed upon in writing by Difco and AccuMed, but will generally be determined by the purchase orders delivered by AccuMed to Difco provided that they are consistent with the applicable forecast(s). Difco acknowledges that AccuMed shall be entitled to issue multiple purchase orders per week requiring shipment by Difco to multiple locations per week. Each shipment hereunder shall be freight collect, F.O.B. point of origin, to each of the domestic locations listed by AccuMed in a specified purchase order. All goods shipped are to be identified and all risks of loss shall pass to AccuMed F.O.B. point of origin. Difco reserves the right to make delivery in installments. All such installment may be separately invoiced and shall be paid for when due, without regard to subsequent deliveries. Delay in delivery of any installment shall not relieve AccuMed of its obligation to accept remaining deliveries. Difco will not have any responsibility for loss or damage caused by common carrier. If there exists any evidence of damage to materials or packaging material or of loss, the receipt to carrier should so state, and claim shall be made by AccuMed against the carrier without delay.

                          5.5      Manufacturing Volume; Capital Expenditures.
Difco shall maintain sufficient facilities and employ a sufficient number of direct personnel so as to effectively perform Difco's obligations set forth in this Agreement, subject to the forecasted volume as set forth in Section 5.1 (as updated pursuant thereto) and to the manufacturing capacity of the Manufacturing Equipment. Any and all capital expenditures (excluding non-capacity capital expenditures such as maintenance and repair) required to enable Difco to manufacture up to 5,500,000 units of Bottle Disposable Products per year to fulfill AccuMed's requirements pursuant to this Agreement (which in all cases shall be subject to the forecasts pursuant to this Agreement) shall be borne by Difco. If AccuMed requests (which in all cases shall be subject to the forecasts pursuant to this Agreement) that Difco manufacture Bottle Disposable Products for AccuMed at a volume higher than 5,500,000 units during a 12-month period, Difco shall use commercially reasonable efforts to meet such requirements. If Difco reasonably believes it necessary or appropriate to make capital improvements and modifications to so increase Difco's production capacity, AccuMed shall reimburse Difco a pro rata portion of such additional capital expenditures (based upon the relative volume of use of the Manufacturing Equipment to manufacture (x) Bottle Disposable Products for AccuMed and (y) products other than for AccuMed) of the costs related thereto within 15 business days following the date on which a reasonably documented request therefor is deemed given to AccuMed.

                          5.6     Quality Control/ Quality Assurance;
Substitution.

                          (i)  Difco shall maintain a level of quality in all
aspects of its operations regarding Products in compliance in all material respects with the FDA's GMP regulations. Any material failure by Difco to comply with GMP regulations or any other FDA or other governmental regulations shall be deemed a material breach of this Agreement.

                          (ii)  As noted in Schedule 1, Difco shall deliver to
AccuMed true and complete written copies of the current quality assurance/ quality control procedures of Difco for each Product within 30 days following the date hereof, which shall be designated as Schedule 5.6 and shall become a part of this Agreement (such procedures as modified from time to time as contained in an amendment to Schedule 5.6(ii) are hereinafter referred to as the "QA/QC Procedures").

                          (iii)  If AccuMed receives a complaint asserting that
Product manufactured by Difco does not meet the Functional Specifications for such Product, (1) AccuMed shall undertake commercially reasonable efforts to determine the validity or invalidity of such complaint, (2) if AccuMed validates such complaint, AccuMed shall forward the complaint information to Difco, (3) with respect to each validated complaint received by Difco, Difco shall promptly take such action as it determines in its reasonable judgment as required by applicable governmental regulations and guidelines, if any. If a Product manufactured by Difco for AccuMed fails to meet the applicable Functional Specifications, Difco will use commercially reasonable efforts, at the expense of AccuMed, to determine the cause of such failure and Difco shall allow AccuMed to participate as appropriate in such investigation and applications to resolve each identified problem. Difco reserves the right, in its sole discretion, to remedy any claimed defect in the Products (including replacing the Product) or to substitute other products therefor. If not replaced by Difco as herein provided, Difco's sole and exclusive liability shall be limited to the stated selling price of such defective Product. Difco shall in no event by liable for AccuMed's lost profits or goodwill or any other special, incidental or consequential damages.

                          (iv)    If Difco desires to substitute other products
for Products, Difco shall provide AccuMed prior written notice thereof.
AccuMed shall be required to accept only such substitutes as (x) which shall have passed Difco's quality control and quality assurance procedures for such substitute products (which procedures shall be set forth as an addendum to

Schedule 5.6), (y) and which shall be required to meet in all material respects the applicable Functional Specifications for the Product for which it is substituted.

                          5.7     Cost of Products.  The initial prices for
each of the Products are set forth on Schedule 5.7. The prices may be adjusted annually by Difco by notice to AccuMed but not in excess of the applicable Annual Maximum Price Increase.

                          5.8     Taxes.  To the extent legally permissible,
all present and future taxes and governmental charges imposed by any federal, state, foreign or local governmental authority which Difco may be required to pay or collect upon or with reference to the sale, purchase, transportation, delivery, storage, use or consumption of the Bottle Disposable Products or other Products (except income taxes) shall be added to the purchase price of the Bottle Disposable Products or other Products, as the case may be, and shall be paid by AccuMed to Difco within 15 business days following the date on which written, reasonably documented demand therefor is deemed given by Difco to AccuMed. AccuMed shall provide Difco with an appropriate and valid exemption certificate. Upon receipt of said certificate Difco shall not add to the price of goods shipped hereunder the amount of any sales or use tax applicable to the sale of such goods to AccuMed. Under no circumstances shall there be added to such price the amount of any general business tax, personal property tax, or any tax levied upon Difco based on or measured by the net income of Difco. AccuMed is solely liable and agrees to hold Difco harmless with respect to all tariffs, duties, and excise or any other taxes or charges levied on goods exported or imported by Difco or by AccuMed or its agents.

                          5.9     Payment.  AccuMed shall pay to Difco the
purchase price of all goods shipped under this Agreement on the basis of 30 days net with a 1% discount if paid within 10 days of the date on which the invoice is deemed given, regardless of whether AccuMed has inspected such goods before payment is due. If the full amount is not paid when due, AccuMed agrees to pay a 1% per month service charge with respect to such unpaid amounts until paid-in-full. All payments by AccuMed under this Agreement shall be made by AccuMed in full without set off, counterclaim, defense or other reduction whatsoever.

                 Section 6. MODIFICATION OF MANUFACTURING SPECIFICATIONS; OVERSIGHT.

                          6.1  As set forth on Schedule 1, Difco shall deliver
to AccuMed within 30 days following the date hereof true and complete copies of the manufacturing specifications and processes for Bottle Disposable Products as in effect on the date of such delivery (the "Initial Manufacturing Specifications"), which shall be designated as Schedule 6.1 and shall become a part of this Agreement.

                          6.2 AccuMed shall have the ability to modify the
Initial Manufacturing Specifications (subject to FDA GMP) for Bottle Disposable Products during the term of this Agreement) provided that Difco shall consent thereto in writing (which consent shall not be unreasonably withheld and the parties agree, however, that such consent may be conditioned upon a reasonably documented change in pricing or modification of other terms of this Agreement). At AccuMed's request, and subject to the foregoing, Difco shall use commercially reasonable efforts to cooperate as provided in Section 6.3 with AccuMed personnel, agents and/or representatives, to modify and adapt the Initial Manufacturing Specifications as requested by AccuMed to manufacture Bottle Disposable Products as revised or otherwise modified in accordance with initial, revised or otherwise modified design, engineering and/or functional specifications delivered to Difco by AccuMed.

                          6.3  Difco shall use commercially reasonable efforts
to make available appropriate personnel to cooperate with AccuMed as provided in Section 6.2 including engineering, research and development and manufacturing personnel.

                          6.4  All services provided by Difco pursuant to this
Section 6 shall be at AccuMed's expense. AccuMed shall reimburse Difco for the actual time (based on salary or hourly wage rate, as the case may be) spent by its personnel fulfilling Difco's obligations pursuant to this Section 6 and for reasonably documented, related out-of-pocket expenses within 15 business days following the date on which reasonably documented request therefor is deemed given.

                          6.5  If Difco determines that the implementation of
the modifications to the Initial Manufacturing Specifications pursuant to this
Section 6 will increase the cost to manufacture Bottle Disposable Products, (i) Difco shall only be required to implement such modifications if AccuMed agrees to pay a reasonably documented price increase for such Bottle Disposable Product, and (ii) Difco shall consider and implement, if commercially reasonable, such methods as may be suggested by AccuMed to reduce the amount of such cost increase.

                 Section 7. DELIVERY OF TECHNICAL/CONFIDENTIAL INFORMATION Difco acknowledges that it currently possesses all relevant Technical Information and Confidential Information necessary with respect to the manufacture of the Bottle Disposable Products as manufactured and configured on the date hereof. During the term of this Agreement, AccuMed will provide any revisions, updates, or modifications to such Technical Information developed by AccuMed. Such information shall be delivered to Difco in the form then utilized by AccuMed, and when appropriately marked shall be received by Difco as Confidential Information and will be subject to the restrictions on disclosure set forth herein.

                 Section 8.       WARRANTIES; LIMITATION OF LIABILITY

                          8.1     DIFCO SHALL NOT BE LIABLE FOR ANY INJURY OR
DAMAGE TO ACCUMED, OR TO ANY OF ACCUMED'S CUSTOMERS OR TO ANY OTHER PERSON CAUSED DIRECTLY OR INDIRECTLY BY THE MANUFACTURE OF PRODUCTS BY DIFCO FOR ACCUMED HEREUNDER OR BY THE USE, SALE, LEASE OR OTHER DISPOSITION OF ANY OF PRODUCTS BY ACCUMED OR ITS CUSTOMERS OCCURRING EITHER BEFORE, DURING OR AFTER THE TERM OF THIS AGREEMENT; PROVIDED FURTHER THAT IN NO EVENT SHALL DIFCO BE LIABLE TO ACCUMED OR ANY OTHER PERSON FOR ANY LOSS OR INJURY TO EARNINGS, PROFITS, OR GOODWILL, OR FOR ANY DIRECT, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF DIFCO'S MANUFACTURE OF PRODUCTS FOR ACCUMED HEREUNDER, AND ACCUMED AGREES TO INDEMNIFY DIFCO AND HOLD IT HARMLESS WITH RESPECT TO THE SAME.

                          8.2     DIFCO WARRANTS EXCLUSIVELY TO ACCUMED THAT
ALL BOTTLE DISPOSABLE PRODUCTS, DCM AND BASE MEDIA COMPONENTS MANUFACTURED BY IT HEREUNDER WILL BE FREE OF ALL DEFECTS IN WORKMANSHIP AND WILL MEET THEIR APPLICABLE FUNCTIONAL SPECIFICATIONS.

                          8.3

                          (i)  DIFCO MAKES ONLY THOSE WARRANTIES WHICH ARE
EXPRESSLY SET FORTH IN SECTION 8.2. DIFCO MAKES NO OTHER WARRANTIES EXPRESS OR IMPLIED AS TO ANY PRODUCTS, LABOR OR MATERIALS AND IN PARTICULAR NO WARRANTIES ARE MADE AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

                          (ii)  Difco's liability under this Agreement is
specifically limited to the stated selling price of the Products. Difco may, at its option, replace or allow credit for any Products found defective but expressly disclaims and is absolved from liability for direct, incidental or consequential damages, loss or expenses resulting from use or nonuse of such
Products.   AccuMed's remedies provided in this Section 8 are exclusive of all others.

                          (iii)  By the provisions of the warranty set forth in
Section 8.2, Difco's sole and exclusive obligation to repair or replace Products found to be defective in workmanship pursuant to the terms of such warranty runs to AccuMed only. THIS IS NOT A CONSUMER WARRANTY. In no event or circumstance shall anyone other than AccuMed be considered to have any right, title or interest to assert any rights under this warranty. Difco shall not assume any warranty obligations or liabilities other than as expressly set forth herein, nor does AccuMed or any other Person have any authority to grant any warranty or to assume any obligations or liabilities whatsoever on behalf of Difco.

                          8.4   AccuMed shall indemnify, defend and hold
harmless Difco and the Difco Related Parties from, against and in respect of any Losses arising out of, relating to, or in any way connected with any of the following (including if arising out of the negligence of Difco) except to the extent that the following arise out of the gross negligence or willful misconduct of Difco:

                          (i)     Any injury, death or damage to person or
property (real or personal) caused or contributed to by any Products supplied by Difco to AccuMed under this Agreement.

                          (ii)    Any product liability claim under any theory
whatsoever, including, but not limited to, breach of warranty, defect in design, failure to warn, negligence, strict liability, violation of law or otherwise relating to any Products supplied by Difco to AccuMed under this Agreement.

                          (iii)   The packaging, shipment, labelling, or other
characteristic of any Products supplied by Difco to AccuMed under this Agreement not being in full compliance with all applicable laws.

                 Section 9.       PROPRIETARY RIGHTS

                          9.1  Title to and Ownership of the Technical
Information and Confidential Information reside in AccuMed, and no portion of such title or ownership is transferred to Difco by reason hereof.

                          9.2     Except as provided herein, Difco disclaims
any right or interest in the Technical Information and Confidential Information and agrees that the Confidential Information and Technical Information are and shall remain the sole and exclusive property of AccuMed.

                 Section 10.      CONFIDENTIALITY

                          10.1    The obligations imposed by this Section 10 to
maintain and not disclose Technical Information and Confidential Information shall continue during the term of this Agreement and shall survive termination of this Agreement, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Difco or any such Affiliate or other Person, (ii) later lawfully acquired by Difco or any such Affiliate, as the case may be, from a third-party, or (iii) known to, or practiced by, such third-party if such information was received by such third-party without an obligation of confidentiality to a Party as to such information, or independently developed by such third-party as of the date such third-party acquires, or is acquired by, Difco or any of its Affiliates; provided that Difco and any such affiliate may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Difco or such affiliate, as the case may be, of the confidential nature of such information and are directed by Difco or such affiliate, as the case may be, to treat such information confidentially. The obligation of Difco and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                          10.2    Subject to Section 10.1, at all times during
the term of this Agreement Difco shall refrain from disclosing any Technical Information or Confidential Information to any third Person without prior written consent from AccuMed and shall take all necessary and proper action to preserve the secrecy and prevent disclosure of such Technical Information and Confidential Information. The obligation of Difco and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                          10.3     Difco shall only disclose Technical
Information and Confidential Information and make it available to its employees and only then on a need-to-know basis and to the extent necessary to perform its obligations hereunder. In furtherance of the foregoing Difco shall use the same security procedures to prevent unauthorized access to Technical and Confidential Information as it uses for its own confidential information.
Difco shall use commercially reasonable efforts to maintain a permanent list identifying all persons having access to the Technical or Confidential Information, which shall be available for inspection by AccuMed upon reasonable notice. All such Difco personnel having access to Technical Information and Confidential Information shall be advised of the terms of this Agreement and the requirements of confidentiality, and Difco shall use reasonable efforts (but which shall not include the payment of additional compensation or benefits) to obtain from such employees an agreement to be bound by these requirements both individually and as an employee of Difco.

                          10.4    To the extent reasonably practicable, Difco
shall appropriately identify and mark all reproductions, copies, extracts or the like of any documents containing Technical or Confidential Information as the "Property of AccuMed" and as "Confidential" before distributing the same to its employees. Upon termination of this Agreement Difco shall return all such reproductions, copies, extracts or the like to AccuMed or an officer of Difco shall certify in writing as to their destruction. Difco shall not be permitted to retain any copy of such Information, except only (1) to the extent that it believes in god faith that it is legally required to retain copies or (2) if such documentation relates (or is useful to Difco) in connection with exercising its rights under the License and Non-competition Agreement. AccuMed hereby covenants to retain copies of such documentation for a reasonable time and to make such documentation available to Difco, at Difco's expense, should Difco reasonably require such documentation in connection with a threatened or pending Claim or investigation or other action of a Governmental Authority or otherwise and to give Difco at least 30 days' notice of AccuMed's intention to no longer retain copies thereof, in which case AccuMed shall deliver the same to Difco, at Difco's expense, if Difco shall so request within such 30-day period.

                          10.5     During the term of this Agreement Difco
shall not use any of the Technical Information or Confidential Information except in connection with the manufacture of Bottle Disposable Products. After the term of this Agreement, Difco shall cease using all Technical Information and Confidential Information.

                          10.6  Difco shall be relieved from its obligations
pursuant to this Section 10, to the extent that it is compelled to disclose by judicial or administrative process or by other requirements of law, provided that Difco shall provide AccuMed notice thereof as promptly as practicable in order to allow AccuMed to seek a protective order, and to the extent that such information can be shown to have been (i) in the public domain through no fault of Difco or any Affiliate thereof, (ii) later lawfully acquired by Difco or any such Affiliate, as the case may be, from a third-party, or (iii) known to, or practiced by, any third-party where such information was received by such third-party without an obligation of confidentiality to a Party as to such information or independently developed by any third-party as of the date such third-party acquires, or is acquired by, Seller or any of its Affiliates.
Difco shall also be relieved of its obligation pursuant to this Section 10 to the extent that it may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Difco or such Affiliate, as the case may be, of the confidential nature of such information and are directed by Difco or such Affiliate, as the case may be, to treat such information confidentially. The obligation of Difco and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                 Section 11. AccuMed Option to Purchase Shared Manufacturing Equipment.

                          (i)  Upon the effective date of the termination of
Difco's obligation to manufacture Bottle Disposable Products for AccuMed pursuant hereto, AccuMed shall be entitled to purchase from Difco any or all of the equipment listed on Schedule 11 (to the extent then owned by Difco) at a purchase price equal to 50% of the fair market value thereof as determined by an appraiser selected mutually by AccuMed and Difco, provided that AccuMed shall have given to Difco (either concurrent with AccuMed's notice of termination or as promptly as practicable following the date on which such termination notice is deemed given to AccuMed by Difco (but in no event later than 30 days thereafter), as the case may be) notice of intent to so purchase such equipment. Such notice of intent shall not be revocable by AccuMed without Difco's consent, such consent not to be unreasonably withheld. The closing of the purchase of such equipment shall occur not later than the later of (x) the date agreed upon in writing by AccuMed and Difco, (y) 180 days following the date on which notice of termination of Difco's obligation to manufacture Bottle Disposable Products hereunder is deemed given, and (z) five business days following the date on which final determination of the purchase price of such equipment is deemed given to AccuMed and Difco pursuant to
Section 11(ii).

                 (ii) As promptly as practicable, but no later than 30 days, following the date on which such notice of intent is deemed given by AccuMed, AccuMed shall propose an appraiser for Difco's approval. If Difco and AccuMed are unable to agree upon an appraiser within 15 business days following the date upon which such notice is deemed given by AccuMed to Difco, then each of the parties shall be entitled to select its own appraiser and the fair market value of such equipment shall be deemed to be the average of the value established by such appraisers.

                 (iii) Any such equipment transferred by Difco to AccuMed pursuant to this Section 11 shall be transferred on an

"AS IS" and "WHERE IS" basis without any representation or warranty (except as to good and marketable title to transfer such equipment).

                 (iv) Notwithstanding Section 11(i), Difco shall be entitled to transfer, sell or otherwise dispose of some or all of such equipment prior to receipt of a notice described in Section 11(i) from AccuMed, only if (1) Difco shall have given AccuMed 30 days' prior notice of such intention and (2) AccuMed shall not have given Difco notice of AccuMed's intention to purchase such equipment pursuant to the other terms of this Section 11.

                 Section 12.      TERM AND TERMINATION

                          12.1    The term of SPD's obligation to manufacture
and sell to AccuMed Bottle Disposable Products shall be the two-year period beginning of the date hereof unless terminated sooner pursuant to the provisions hereof.

                          12.2    The term of Difco Michigan's obligation to
manufacture and sell to AccuMed DCM shall be the five-year period beginning of the date hereof, unless terminated sooner pursuant to the provisions hereof (including Difco Michigan's right to terminate in its discretion following the 18-month anniversary of the date hereof pursuant to Section 12.7).

                          12.3    The term of Difco Michigan's obligation to
manufacture and sell to AccuMed Base Media Components shall be the ten-year period beginning of the date hereof, unless terminated sooner pursuant to the provisions hereof (including Difco Michigan's right to terminate in its discretion following the 18-month anniversary of the date hereof pursuant to
Section 12.7).

                          12.4    AccuMed may, at its option, terminate this
entire Agreement, subject to Section 12.4(i)(3), in the event that:

                                  (i)      (1)  If Difco shall breach or
otherwise fail to perform or observe any of its material obligations or covenants to AccuMed hereunder, and any such breach is not cured (if capable of cure) within 30 days from the date on which notice of breach is deemed given to Difco by AccuMed, AccuMed shall be entitled to terminate this Agreement effective as of such 30th day, except that if Difco (a) has promptly and continually proceeded, and will continue to proceed in good faith to pursue commercially reasonably actions to cure such breach, and (b) that, upon reasonable request of AccuMed from time to time, Difco shall have given AccuMed notice of Difco's progress toward obtaining such cure, then the period for cure thereof shall be extended by additional 30-day period(s) not to exceed the following respective aggregate maximum periods following the date on which notice of breach is deemed given by AccuMed: (x) 90 days for breaches related to a failure to supply a Product meeting the applicable Functional Specifications, and (y) 180 days as to other breaches. If such breach shall not have been cured by the last day of such applicable period, the Agreement shall be terminated effective upon such date.

                                        (2)  If such breach is incapable of
cure, termination pursuant to this Section 12.4(i) shall be effective immediately upon the date on which notice of breach is deemed given.

                                        (3)  Termination pursuant to this
Section 12.4(i) shall be with respect to this Agreement in its entirety, except if (x) such breach is related to a failure to supply a Product meeting the applicable Functional Specifications, and (y) the applicable cure period pursuant to Section 12.4(i)(x) shall have expired, this Agreement shall be terminated only with respect to the Product which is the subject of such breach and the provisions of this Agreement with respect to the remaining Products or otherwise relating other than to such Product shall remain in full force and effect.

                                  (ii)  At any time following the 18-month
anniversary of the date hereof, if AccuMed, in its sole discretion, determines that it is in its best interest to terminate this Agreement, AccuMed may terminate this Agreement on 180 days' prior written notice of termination to Difco; such termination may be with respect to the entire Agreement or AccuMed may elect to terminate as to one or more of the Products as specified in AccuMed's termination notice to Difco, in which case, the provisions of this Agreement with respect to the remaining Products (or otherwise relating other than to the terminated Product) shall remain in full force and effect. If this Agreement is terminated pursuant to this Section 12.4(ii), AccuMed shall reimburse all reasonable, documented expenses incurred by Difco as a direct result of such termination and shall take and pay for at Difco's cost all finished goods, inventory, work-in-process, raw materials, and supplies.

                                  (iii)  As to Bottle Disposable Products, a
writ of attachment or execution is levied on the Manufacturing Equipment (while in possession of Difco) and is not discharged within 120 days after that levy.

                                  (iv)  As to Bottle Disposable Products, Difco
attempts to sublet or lend all or any part of the Manufacturing Equipment without AccuMed's prior written consent.

                          12.5    In the event of the termination or expiration
of this Agreement as to Bottle Disposable Products, Difco shall immediately cease and desist from in any way manufacturing, assembling, using, or selling any of the Bottle Disposable Products or utilizing any Technical Information and Confidential Information provided by AccuMed, and provide to AccuMed all of the Bottle Disposable Products against payment therefor, and shall take and pay for at Difco's cost all finished goods, inventory, work-in-process, raw materials, and supplies, in each case that are in Difco's inventory.

                          12.6    Difco may, at its option, terminate its
obligation to manufacture and sell to AccuMed Products pursuant to this Agreement upon the occurrence of any of the following.

                                  (i)      (1)  If AccuMed shall breach or
otherwise fail to perform or observe any of its material obligations or covenants to Difco hereunder, and any such breach is not cured (if capable of cure) within 30 days from the date on which notice of breach is deemed given to AccuMed by Difco, Difco shall be entitled to terminate this Agreement effective as of such 30th day, except that if AccuMed (a) has promptly and continually proceeded, and will continue to proceed in good faith to pursue commercially reasonably actions to cure such breach, and (b) that, upon reasonable request of Difco from time to time, AccuMed shall have given Difco notice of AccuMed's progress toward obtaining such cure, then the period for cure thereof shall be extended by additional 30-day period(s) not to exceed a maximum aggregate period of 180 days following the date on which notice of such breach is deemed given by Difco. If such breach shall not have been cured by the last day of such applicable period, the Agreement shall be terminated effective upon such date.

                                        (2)  If such breach is incapable of
cure, termination pursuant to this Section 12.6(i) shall be effective immediately upon the date on which notice of breach is deemed given.

                          12.7    At any time following the 18-month
anniversary of the date hereof, if Difco, in its sole discretion, determines to terminate this Agreement (including in the event it desires a price increase), Difco may terminate this Agreement on 180 days' prior written notice of termination to AccuMed, such termination may be with respect to the entire Agreement or Difco may elect to terminate as to one or more of the Products as specified in Difco's termination notice to AccuMed, in which case, the provisions of this Agreement with respect to the remaining Products (or otherwise relating other than to the terminated Product) shall remain in full force and effect.

                          12.8    This Agreement may be terminated immediately
by either party upon written notice to the other in upon any of the following events:

                          (i)     The other is adjudicated bankrupt or
insolvent by any court of competent jurisdiction.

                          (ii)    A trustee or receiver is appointed for the
property of such other or any substantial proportion thereof in any proceeding in a court of competent jurisdiction.

                          (iii)   In the case of any proceeding in bankruptcy
or insolvency where the applicable bankruptcy or insolvency statutes and codes permit the trustee, receiver (or similar person) or the bankrupt party to reaffirm contracts, if the receiver (or similar party) or the bankrupt party fails, within the time permitted by law, to affirm this Agreement, cure all outstanding defaults and provide the other party hereto such adequate assurances as may be necessary to ensure the bankrupt 's continued performance under this Agreement.

                          (iv)    Any assignment of this Agreement is made or
attempted in contravention of the provisions of Section 17, hereof.

                          12.9.  Notwithstanding any termination of this
Agreement, in part or in its entirety, pursuant to this Section 12, each obligation which by its nature is to be performed following such termination shall survive such termination.

                 Section 13.      GOVERNMENT REGULATIONS

                          13.1    At any time during the term of this
Agreement, AccuMed shall disclose information to be disclosed to Difco and deliver products to be delivered to Difco hereunder only in compliance with any Export Administration Regulations of the United States Department of Commerce in effect from time to time. Difco agrees to abide by any limitation of disclosure placed on information revealed to it hereunder, and by any limitation of product deliveries which may be placed thereon as a result of such regulations. AccuMed shall be solely responsible for complying with all laws and regulations applicable to the export of the Bottle Disposable Products. Difco shall provide AccuMed with all documentation and data within its possession necessary or desirable for compliance with all of those regulations. AccuMed agrees to indemnify and hold Difco harmless from any liability arising from the failure of AccuMed to comply with such regulations, or the provisions of this Section 13.1.

                          13.2    AccuMed shall be solely responsible for
complying with all laws and regulations applicable to the exercise of its rights and the performance of its obligations under this Agreement and agrees to indemnify and hold Difco harmless from any liability arising from the failure of AccuMed to comply with such regulations, or the provisions of this
Section 13.2.

                 Section 14.      FORCE MAJEURE

                          14.1    If either party to this Agreement is totally
or partially prevented or delayed in the performance of any of its obligations under this Agreement by force majeure and if such party gives written notice thereof to the other party specifying the matters constituting force majeure together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay shall be excused from the performance as from the date of such notice for so long as such cause or delay shall continue.

                          14.2      For the purpose of this Agreement, the term
"force majeure" shall be deemed to include any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party to perform and in particular but without limiting the generality thereof shall include strikes, lock-outs or other industrial action, civil commotion, riot, invasion, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster, impossibility of the use of railways, shipping, aircraft, motor transport, or other means of public or private transport, accidents, delays in providing materials (in each case other than as a result of a breach or defaults by a Party or an Affiliate thereof), shortages in fuel or other materials, breakdowns of equipment, acts, demands or requirements of any federal, state or local governmental authority.

                          14.3    As soon as practicable after such
notification the parties shall consult together to decide how if at all the effects of the force majeure can be mitigated.

                 Section 15.      DISPUTE RESOLUTION

                          15.1    Governing Choice of Law.  This Agreement
shall be governed by and construed in accordance with the laws of the State of Michigan (without regard to the conflicts of law provisions thereof).

                          15.2    Injunctive Relief.  Each of the parties
hereto acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties therefore agrees that in the event of such a breach hereof the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach hereof. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled. Notwithstanding Section 15.3, if either party seeks specific performance or any other extraordinary or provisional relief including, but not limited to, injunctive relief under this Agreement, then any such action shall not be subject to arbitration, and each party agrees to submit to the jurisdiction of the federal and/or state courts in the State of Michigan and waives any and all objections to jurisdiction and venue that it may have under the laws or courts of any state, the United States or court.

                          15.3    Arbitration.  Except as otherwise provided in
this Section 15.3, Difco and AccuMed agree that any claim, controversy or dispute arising out of or relating to this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of any party to this Agreement shall be submitted to neutral, binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or any successor thereto) and the Federal Arbitration Act, 9 U.S.C.A. sections 1-14 shall apply. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Livonia, Michigan (or such other location in the State of Michigan as the Parties may agree).

                 Section 16. Notices. All notices given pursuant to this Agreement shall be in writing and shall be made by hand- delivery, first-class mail (registered or certified, return receipt requested), telex, telecopier, or overnight air courier guaranteeing next business day delivery to the relevant address specified below. Except as otherwise provided in this Agreement, each such notice shall be deemed given: at the time delivered by hand, if personally delivered or mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next business day delivery.

                 If to AccuMed, to:

                 AccuMed International, Inc.
                 900 North Franklin Street, Suite 401
                 Chicago, IL  60610
                 Attention:  Mr. Peter P. Gombrich
                             Chief Executive Officer

                 Telecopy No.:  (311) 642-3101
                 Confirmation No.:  (312) 642-9200

                 with a copy to:

                 AccuMed International, Inc.
                 1500 7th Avenue
                 Sacramento, CA  95818
                 Attention:  Ms. Joyce Wallach
                             General Counsel

                 Telecopy No.:  (916) 443-6850
                 Confirmation No.:  (916) 443-6800

                 If to Difco, to:

                 Difco Laboratories Incorporated
                 17197 N. Laurel Park, Suite 400
                 Livonia, Michigan 48152
                 Attention:  Executive Vice President Finance and
                             Operations

                 Telecopy No.:  (313) 462-8528
                 Confirmation No.:  (313) 462-8500

                 with a copy to:

                 Miller Canfield
                 1400 North Woodward Ave., Suite 100
                 Bloomfield, MI  48304
                 Attention:  Mr. Thomas Appleman
                 Telecopy No.:  (810) 258-3036
                 Confirmation No.:  (810) 258-3009

or to such other address as such party may indicate by a notice delivered to the other party hereto.

                          Section 17       Successors and Assigns.  This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Each party may assign this Agreement to any of its respective Affiliates or to any Person acquiring all or substantially all of its respective assets provided that any such assignee shall first deliver to the other party an agreement pursuant to which the assignee assumes all of the assignor's obligations under this Agreement and agrees to be bound by all terms and conditions of this Agreement and the assignor shall notwithstanding any such assignment remain liable for all of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 17 any right, remedy or claim under or by reason of this Agreement, except that Section 3.4 and Section 8.4 shall be for the benefit of and shall be enforceable by the Difco Related Parties.

                          Section 18       Entire Agreement.  This Agreement and
the Schedules hereto together with the Asset Purchase Agreement, and the Ancillary Agreements (as defined in the Asset Purchase Agreement) contain the entire understanding of the parties with regard to the subject matter contained herein and therein, and supersede all prior agreements and understandings between the parties including expressly the Offer Term Sheet dated as of November 25, 1996 and except for the Confidentiality Agreement (as defined in the Asset Purchase Agreement). Notwithstanding anything to the contrary contained herein, any action taken by Difco or any of its Affiliates under any of the Ancillary Agreements (other than this Agreement) shall not constitute a breach or default under this Agreement.

                          Section 19       Severability.  Wherever possible,
each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable, in which case the parties will negotiate in good faith to enter into appropriate amendments hereto.

                          Section 20       Amendments.  This Agreement shall
not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties.

                          Section 21       Interpretation.  Section headings
herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

                          Section 22       Waivers.  Any term or provision of
this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                          Section 23       Relationship of Parties. The
relationship of AccuMed and Difco shall be solely that of licensor and licensee or vendor and vendee, as the case may be. Nothing contained herein shall be construed to imply a joint venture or other principal and agent relationship between the parties, and neither party shall have any right, power or authority to create any obligation, express or implied on behalf of the other.

                          Section 24       Execution in Counterparts.  This
Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, and all of which taken together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties.

                          Section 25       Purchase Orders and Invoices.
The use by Difco or AccuMed of any form of invoice, purchase order or similar document shall be for convenience only in connection with the transactions contemplated hereby. Any provisions thereof (whether the same are additional, conflicting or different) other than quantity and price terms shall not be deemed to be a part of this Agreement or effective as between the parties.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        ACCUMED INTERNATIONAL, INC.


                                        By: /s/ Michael D. Burke
                                            -----------------------------------
                                            Michael D. Burke
                                            President, Microbiology Division



                                        DIFCO LABORATORIES, INCORPORATED,
                                         a Michigan corporation

                                        By: /s/ William B. Burnett
                                            -----------------------------------
                                            William B. Burnett, President



                                        DIFCO LABORATORIES, INC.,
                                         a Wisconsin corporation


                                        By: /s/ William B. Burnett
                                            -----------------------------------
                                            William B. Burnett, President

                                AMENDMENT NO 1.

                                       TO

                            MANUFACTURING AGREEMENT

                 This Amendment No. 1 (this "Amendment") to the Manufacturing Agreement dated March 3, 1997 (the "Manufacturing Agreement") is made as of March 10, 1997 by and among AccuMed International, Inc., a Delaware corporation ("AccuMed"), Difco Laboratories Incorporated, a Wisconsin corporation ("SPD"), and Difco Laboratories Incorporated, a Michigan corporation ("Difco Michigan") (SPD and Difco Michigan are sometimes referred to herein individually and collectively as "Difco," as the context indicates).

                 WHEREAS, AccuMed and Difco desire to amend the Manufacturing Agreement pursuant and subject to the terms and conditions of this Amendment.

                 In consideration of these premises and of the mutual promises contained in this Amendment and in the Manufacturing Agreement, and intending to be legally bound, the parties hereby agree as follows:

         1.      Successors and Assigns.

                 Section 17 of the Manufacturing Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

                 Section 17 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Each party may assign this Agreement to any of its respective Affiliates or to any Person acquiring all or substantially all of its respective assets provided that any such assignee shall first deliver to the other party an agreement pursuant to which the assignee assumed all of the assignor's obligations under this Agreement and agrees to be bound by all terms and conditions of this Agreement and the assignor shall notwithstanding any such assignment remain liable for all of its obligations hereunder; provided however, notwithstanding anything to the contrary in the Asset Purchase Agreement, that each of SPD and Difco Michigan agree that as a condition precedent to the consummation of a sale of (x) substantially all its respective assets or (y) such assets as are necessary for it to perform its respective obligations hereunder, that such other party shall be required to execute and deliver to AccuMed an assumption instrument pursuant to which such other party shall agree to be legally bound by the terms hereof in the place of Difco SPD or Difco Michigan, as the case may be. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assignees permitted by this Section 17 any right, remedy or claim under or by reason of this Agreement, except that Section 3.4 and Section 8.4 shall be for the benefit of and shall be enforceable by the Difco Related Parties.


         2. Effect of Amendment. Except as otherwise modified hereby, the terms of the Manufacturing Agreement shall remain in full force and effect.

                 IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                        ACCUMED INTERNATIONAL, INC.



                                        By:/s/ Michael D. Burke
                                           ------------------------------------
                                           Michael D. Burke
                                           President, Microbiology Division

                                        DIFCO LABORATORIES INCORPORATED,
                                        a Michigan corporation


                                        By:/s/ William B. Burnett
                                           ------------------------------------
                                           William B. Burnett, President

                                        DIFCO LABORATORIES INCORPORATED,
                                        a Wisconsin corporation


                                        By:/s/ William B. Burnett
                                           ------------------------------------
                                           William B. Burnett, President





                                       2